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Exhibit 12.1

Richard G. Schmalzl Direct:(513) 629-2828 rschmalzl@graydon.com	May 24, 2016

Gourmet Renee, LLC

d/b/a Bircus Brewing Company

322-326 Elm Street

Ludlow, KY 41016

Ladies and Gentlemen:

We have acted as counsel to Gourmet Renee, LLC d/b/a Bircus Brewing Company, a Kentucky limited liability company (the “Company”), in connection with its Offering Statement on Form 1-A, as amended (File No. 024-10533), relating to the Company’s offer and sale of up to 500 Common Membership Interests (the “Securities”) and the qualification of such Securities under the Securities Act of 1933, as amended (the “Act”) and under the securities laws of the States of Kentucky, Ohio, and Indiana.

As counsel for the Company, we have examined such corporate records, certificates, documents and matters of law as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to statements of the officers of the Company and certificates of public officials, we have assumed the same to have been properly given and accurate.

Based upon such examination and the assumptions set forth herein, we are of the opinion that the Securities have been duly authorized by all necessary corporate action of the Company and, upon payment for and delivery of the Securities in accordance with the Offering Statement, will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of Kentucky, Ohio, and Indiana, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering this opinion, we have considered the current provisions of such laws and regulations as currently in effect, which laws and regulations are subject to change which changes may be retroactively applied. We do not undertake to advise you of any such changes or we assume no obligation to revise or supplement this opinion should any such changes occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 1-A, as amended, as filed with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

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Gourmet Renee LLC

d/b/a Bircus Brewing Company

May 24, 2016

Very truly yours,

GRAYDON HEAD & RITCHEY LLP

/s/ Richard G. Schmalzl
Richard G. Schmalzl, Partner